EXHIBIT 21.1

CN HEALTHY FOOD TECH GROUP CORP.

SUBSIDIARIES OF THE REGISTRANT

Name	State (or Jurisdiction) in which Organized
Zhong Guo Liang Tou Group Limited	British Virgin Islands
Zhong Liang Tou Holdings Limited	Hong Kong
Heilongjiang Zhongneng Liangke Agricultural Science and Technology Co., Ltd.	China
Harbin Kangliang Technology Innovation Co., Ltd.	China
Harbin Beikang Biotechnology Co., Ltd.	China
Harbin Nongke Internet Technology Co., Ltd.	China
Zhuhai Hengqin Liangke Biotechnology Co., Ltd.	China